Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 15, 2013 (except for Note 1 — Earnings (loss) per common share, as to which the date is April 5, 2013), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-167193) and related Prospectus of Ply Gem Holdings, Inc. dated April 5, 2013 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina

April 5, 2013